Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Catalyst Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Catalyst Pharmaceuticals, Inc. on Form S-3ASR (File No. 333-274427) and on Forms S-8 (File No. 333-275962, File No. 333-275963 and File No. 333-279886).

/s/ GRANT THORNTON LLP

Miami, Florida
February 26, 2025